                                  SCHEDULE 14A

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
[X]  Definitive Proxy Statement                      Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                            Boyd Gaming Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                            BOYD GAMING CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 13, 1997

     The Annual Meeting of Stockholders (the "Annual Meeting") of Boyd Gaming Corporation, a Nevada corporation (the "Company"), will be held at the Stardust Resort and Casino, 3000 Las Vegas Boulevard South, Las Vegas, Nevada 89109, on Thursday, November 13, 1997 at 11:00 a.m. local time for the following purposes:

     1. To elect three Class III directors of the Company to serve until the 2000 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

     2. To ratify the appointment of Deloitte & Touche LLP as the independent auditors for the Company for the fiscal period ending December 31, 1997; and

     3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

     The foregoing items of business, including the nominees for directors, are more fully described in the Proxy Statement which is attached and made a part of this notice.

     The Board of Directors has fixed the close of business on September 30, 1997 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

     All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting in person, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

                                          By Order of the Board of Directors,

                                          [SIG]

                                          WILLIAM S. BOYD
                                          Chairman of the Board
                                          and Chief Executive Officer

Las Vegas, Nevada
October 14, 1997

                            BOYD GAMING CORPORATION
                           2950 SOUTH INDUSTRIAL ROAD
                            LAS VEGAS, NEVADA 89109

                                PROXY STATEMENT

GENERAL

     This Proxy Statement is furnished to stockholders of Boyd Gaming Corporation, a Nevada corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company (the "Board") of proxies in the enclosed form for use in voting at the Annual Meeting of Stockholders (the "Annual Meeting") of the Company to be held on Thursday, November 13, 1997 at 11:00 a.m., local time, at the Stardust Resort and Casino, 3000 Las Vegas Boulevard South, Las Vegas, Nevada 89109, and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting.

     These proxy solicitation materials are being mailed to stockholders on or about October 14, 1997.

VOTING AND SOLICITATION

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections. The Inspector of Elections will also determine whether or not a quorum is present. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding is necessary to constitute a quorum at the meeting. Shares represented at the meeting in person or by proxy but not voted will nevertheless be counted for purposes of determining the presence of a quorum. Accordingly, abstentions and broker non-votes (shares as to which a broker or nominee has indicated that it does not have discretionary authority to vote) on a particular matter, including the election of directors, will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but will be treated as not voted for purposes of determining the decision of stockholders with respect to such matter. Under the rules of the New York Stock Exchange (the "Exchange"), certain matters submitted to a vote of stockholders are considered by the Exchange to be "routine" items upon which brokerage firms may vote in their discretion on behalf of their customers if such customers have not furnished voting instructions within a specified period prior to the meeting. On those matters which the Exchange determines to be "non-routine," brokerage firms that have not received instructions from their customers would not have discretion to vote. In the election of directors, the three nominees for Class III directors who receive the greatest number of affirmative votes within that class will be elected to the Board of Directors, without giving effect to abstentions and broker non-votes. Ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal period ending December 31, 1997 requires the affirmative vote of a majority of the shares present or represented at the meeting, assuming that a quorum is present or represented at the meeting. An abstention or broker non-vote will have the same effect as a vote cast against the resolution. Holders of Common Stock are entitled to one vote for each share held on each matter to be voted upon.

     Proxies in the accompanying form that are properly executed, duly returned to the Company and not revoked will be voted in accordance with the instructions therein. IF NO INSTRUCTION IS GIVEN WITH RESPECT TO ANY PROPOSAL TO BE ACTED UPON, THE PROXY WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES NAMED IN THIS PROXY STATEMENT AND IN FAVOR OF PROPOSAL 2. No matter currently is expected to be considered at the Annual Meeting other than the proposals set forth in the accompanying Notice of Annual Meeting, but if any other matters are properly brought before the Annual Meeting for action, it is intended that the persons named in the proxy and acting thereunder will vote in accordance with their discretion on such matters.

     The presence at the meeting of a stockholder will not revoke his or her proxy. However, a proxy may be revoked at any time before it is voted by delivering to the Company (Attention: Charles E. Huff, Secretary, at the principal offices of the Company) a written notice of revocation or a duly executed proxy bearing a later date.

     The solicitation of proxies will be conducted by mail, and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy solicitation materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding such materials to beneficial owners of the Company's Common Stock. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

RECORD DATE AND SHARES OUTSTANDING

     The close of business on September 30, 1997 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had 61,523,988 shares of Common Stock outstanding. Each stockholder entitled to vote at the meeting may cast one vote in person or by proxy for each share of Common Stock held by such stockholder.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of August 30, 1997 (i) by each person who is known by the Company to beneficially own more than 5% of the Company's Common Stock, (ii) by each director and nominee, (iii) by each executive officer of the Company named in the Summary Compensation Table contained herein and (iv) by all directors and executive officers of the Company as a group. Except as indicated, each person listed below has sole voting and investment power with respect to the shares set forth opposite such person's name.

    NAME(A)                                                          NUMBER       PERCENTAGE
    -------                                                        ----------     ----------
    William S. Boyd(b)...........................................  26,475,023        42.59%
    Jimma L. Beam(c).............................................   3,610,289         5.87
    Robert L. Boughner(d)........................................     435,537            *
    William R. Boyd(e)...........................................   2,068,911         3.36
    Philip J. Dion...............................................           0            *
    Marianne Boyd Johnson(f).....................................   2,097,505         3.41
    Michael O. Maffie............................................       3,000            *
    Billy G. McCoy...............................................       1,886            *
    Warren L. Nelson(g)..........................................      70,750            *
    Donald D. Snyder(h)..........................................      15,200            *
    Perry B. Whitt(i)............................................   1,694,408         2.75
    James W. Hippler.............................................      12,493            *
    Ellis Landau(j)..............................................     386,946            *
    Maunty C. Collins (k)........................................     149,969            *
    Ralph W. Purnell (l).........................................     329,332            *
    All current directors and executive officers as a group (14
      persons)(m)................................................  33,362,373        53.30

---------------
 *   Represents less than 1%.

(a) The mailing address of all persons in the list set forth above is: 2950 South Industrial Road, Las Vegas, Nevada 89109.

(b) Includes 24,504,435 shares of Common Stock held by the William S. Boyd Gaming Properties Trust, of which Mr. Boyd is trustee, 1,320,796 shares held by the William S. Boyd Family Limited Partnership, of which the William S. Boyd Family Corporation (which is wholly owned by Mr. Boyd) is the sole general partner, and 14,792 shares held by the William S. Boyd Family Corporation. Also includes 635,000 shares issuable pursuant to options exercisable within 60 days.

(c) Includes 1,000 shares of Common Stock held by the Jimma L. Beam Revocable Trust, of which Ms. Beam is trustee.

(d) Includes 258,870 shares of Common Stock held by the Robert L. Boughner Investment Trust, of which Mr. Boughner is trustee. Also includes 176,667 shares issuable pursuant to options exercisable within 60 days.

(e) Includes 1,931,422 shares of Common Stock held by the William R. Boyd Gaming Properties Trust, of which Mr. Boyd is trustee, 85,247 shares held by the William R. Boyd and Myong Boyd Children's Trust, and 7,550 shares held by the Sean William Johnson Educational Trust, of which Mr. Boyd is trustee. Mr. Boyd disclaims beneficial ownership of the shares held by the William R. Boyd and Myong Boyd Children's Trust and by the Sean William Johnson Educational Trust. Also includes 28,334 shares issuable pursuant to options exercisable within 60 days.

(f) Includes 1,941,382 shares of Common Stock held by the Marianne Boyd Johnson Gaming Properties Trust, of which Ms. Johnson is trustee, 35,766 shares held by the Boyd Grandchildren's Trust, of which Ms. Johnson is trustee, 72,524 shares held by the Johnson Children's Trust, and 1,500 shares owned by Ms. Johnson's husband. Ms. Johnson disclaims beneficial ownership of the shares held by the Boyd Grandchildren's Trust, by the Johnson Children's Trust and by her husband. Also includes 28,334 shares issuable pursuant to options exercisable within 60 days.

(g) Includes 10,000 shares of Common Stock held by the Warren L. Nelson Family Trust, of which Mr. Nelson is trustee. Also includes 5,750 shares issuable pursuant to options exercisable within 60 days.

(h) Includes 200 shares of Common Stock owned by the Donald D. and Dorothy R. Snyder Living Trust, of which Mr. Snyder is trustee. Also includes 15,000 shares issuable pursuant to options exercisable within 60 days.

(i) Includes 1,688,658 shares of Common Stock held by the Whitt Family Trust, of which Mr. Whitt and his wife are trustees. Also includes 5,750 shares issuable pursuant to options exercisable within 60 days.

(j) Includes 140,000 shares issuable pursuant to options exercisable within 60 days.

(k) Includes 97,550 shares of Common Stock held by the Maunty C. Collins Trust, of which Mr. Collins is trustee, and 1,708 shares owned by Mr. Collins' wife.

(l) Includes 9,000 shares of Common Stock owned by the Ralph W. Purnell Irrevocable Trust. Also includes 155,000 shares issuable pursuant to options exercisable within 60 days.

(m) Includes 1,063,502 shares of Common Stock issuable pursuant to options exercisable within 60 days.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     In accordance with the Company's Restated Articles of Incorporation, the Company's Board of Directors is divided into three classes, as nearly equal in number as the then total number of directors at the time of initial election, with the term of office of one class expiring each year. At the Annual Meeting, the stockholders will elect three Class III directors of the Company to serve until the 2000 Annual Meeting of Stockholders or until their successors are duly elected and qualified, or until any such director's earlier resignation or removal. At each following annual meeting of stockholders, the successors to the class of directors whose term is then expiring will be elected to hold office for a term expiring at the third succeeding annual meeting. Vacancies on the Board of Directors and newly created directorships will generally be filled by vote of a majority of the directors then in office, and any directors so chosen will hold office until the next election of the class for which such directors were chosen. The Board of Directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected to office and, to the knowledge of the Board of Directors, each of its nominees intends to serve the entire term for which election is sought. However, should either nominee of the Board of Directors become unable or unwilling to accept nomination or election as a director of the Company, the proxies solicited by management will be voted for such other person as the Board may determine.

     In voting for directors, each stockholder is entitled to cast one vote for each candidate. Stockholders are not entitled to cumulate their votes for members of the Board of Directors. The three nominees for Class III directors who receive the greatest number of affirmative votes will be elected to the Board of Directors.

     The nominees for election as Class III directors are:

         Robert L. Boughner
         Marianne Boyd Johnson
         Billy G. McCoy

                  THE BOARD RECOMMENDS A VOTE FOR THE ELECTION
                          OF THE NOMINEES NAMED ABOVE

NOMINEES AND DIRECTORS

     The names of the nominees and the continuing directors, their ages as of the Record Date, and certain other information about them are set forth below:

                                                                                         DIRECTOR
              NAME                 AGE               POSITION WITH COMPANY                SINCE
---------------------------------  ---     ------------------------------------------    --------
MEMBERS OF THE BOARD WHOSE TERMS
EXPIRE IN 1998 (CLASS I)
William S. Boyd..................   65     Chairman of the Board of Directors and          1988
                                           Chief Executive Officer
Robert L. Boughner*..............   44     Executive Vice President, Chief Operating       1996
                                           Officer and Director
Perry B. Whitt...................   74     Vice Chairman of the Board of Directors         1988
Philip J. Dion...................   52     Director                                        1997
MEMBERS OF THE BOARD WHOSE TERMS
EXPIRE IN 1999 (CLASS II)
William R. Boyd..................   37     Vice President and Director                     1992
Michael O. Maffie................   49     Director                                        1997
Warren L. Nelson.................   84     Director                                        1988
Donald D. Snyder.................   50     President and Director                          1996
MEMBERS OF THE BOARD NOMINATED
FOR A TERM EXPIRING IN 2000
(CLASS III)
Robert L. Boughner*..............   44     Executive Vice President, Chief Operating       1996
                                           Officer and Director
Marianne Boyd Johnson............   38     Vice President and Director                     1990
Billy G. McCoy...................   56     Director                                        1997

---------------

* Robert L. Boughner is currently a Class I director. In the event Mr. Boughner is elected as a Class III director, he will concurrently resign his position as a Class I director. Mr. Boughner has agreed to stand for election to fill the current vacancy in Class III in order to present a full slate of three Class III candidates for stockholder approval. In the event Mr. Boughner is elected as a Class III director, there will be one vacancy in Class I which the Board of Directors intends to fill after the Annual Meeting upon determination of a suitable candidate.

NOMINEES

     Robert L. Boughner has been Executive Vice President and Chief Operating Officer of the Company since April 1990 and has served as a director since April 1996. From 1985 until April 1990, he served as Senior Vice President of Administration of California Hotel and Casino, the predecessor of the Company and now one of its subsidiaries, and prior to that time he held various management positions in the Company. Mr. Boughner is active in civic and industry affairs, and is a director of the Nevada Hotel and Motel Association and the Nevada Restaurant Association. Mr. Boughner serves on the Board of Directors of BankWest of Nevada.

     Marianne Boyd Johnson has been Vice President of the Company since September 1997, Assistant Secretary since September 1989 and a director since September 1990. From 1976 until September 1990, she held a variety of full and part-time positions with the Company and California Hotel and Casino, and she participated in the Company's management training program. Ms. Johnson serves on the Board of Directors of BankWest of Nevada.

     Billy G. McCoy has been a director of the Company since March 1997. Mr. McCoy is the President and Chief Operating Officer of Luscombe Aircraft Corporation. Mr. McCoy joined the Air Force in June 1963 and rose from Second Lieutenant to Major General, a rank he achieved in October 1989. He served as Commander of Nellis Air Force Base in Las Vegas from 1989 to 1992. He retired in 1993 from military services as Commander of Lackland Air Force Base in Texas. Mr. McCoy serves on the Boards of Directors of the Nevada Federal Credit Union and Desert Research Institute Foundation.

CONTINUING DIRECTORS

     William S. Boyd has served as a director of the Company since its inception in June 1988 and as Chairman of the Board of Directors and Chief Executive Officer since August 1988. A co-founder of California Hotel and Casino, Mr. Boyd has served as a director and President of California Hotel and Casino since its inception in 1973 and has also held several other offices with that company. Prior to joining California Hotel and Casino, Mr. Boyd practiced law in Las Vegas for 15 years. Between 1970 and 1974 he also was Secretary and Treasurer and a member of the Board of Directors of the Union Plaza Hotel and Casino. Mr. Boyd serves on the Board of Directors of the American Gaming Association, and he serves on the Board of Directors and as President of the Gaming Entertainment Research and Education Foundation, which, among other things, provides funding for the National Center for Responsible Gaming. Mr. Boyd is the father of William R. Boyd and Marianne Boyd Johnson.

     Perry B. Whitt has served as a director of the Company since its inception and Vice Chairman of the Board of Directors since August 1988. He also served as a director of California Hotel and Casino from its inception until 1994, and has also held several offices with California Hotel and Casino. Mr. Whitt has over 53 years of experience in the gaming industry, much of it with the Boyd family. He is also past President and director of the Utility Shareholders Association of Nevada and was director of the United Way of Southern Nevada. Mr. Whitt serves on the Board of Directors of BankWest of Nevada and is a member of the Variety Club of southern Nevada, Tent 39.

     Philip J. Dion has been a director of the Company since March 1997. Mr. Dion is the Chairman and Chief Executive Officer of Del Webb Corporation, a Phoenix-based real estate corporation specializing in the development of active adult communities. Mr. Dion has been with Del Webb Corporation since 1982 and held his current position since 1987. Prior to joining Del Webb Corporation, Mr. Dion spent 12 years with Armour-Dial Inc., a subsidiary of the Greyhound Corporation.

     William R. Boyd has been a Vice President of the Company since December 1990 and a director since September 1992. From June 1987 until December 1990, he was director of operations at the Fremont Hotel and Casino. From 1978 until 1987, he held various positions at the California Hotel and Casino and Sam's Town Hotel and Gambling Hall. Mr. Boyd also serves on the Board of Directors of the Better Business Bureau of Southern Nevada and of the Secret Witness Program.

     Michael O. Maffie has been a director of the Company since March 1997. Mr. Maffie is the President and Chief Executive Officer of Southwest Gas Corporation, a major Las Vegas based utility company. Mr. Maffie joined Southwest Gas Corporation in 1978 as its treasurer and held several executive positions prior to being named to his current position in 1993. Prior to joining Southwest Gas Corporation, Mr. Maffie was with Arthur Andersen & Co. for seven years.

     Warren L. Nelson has served as a director of the Company since its inception and as a director of California Hotel and Casino from its inception until 1994. For the last 30 years, he has been a co-owner of the Club Cal Neva, a gaming facility in Reno, Nevada. Mr. Nelson has over 57 years experience in the gaming industry. He is a Director of International Game Technology, a manufacturer of slot machines.

     Donald D. Snyder has been President of the Company since January 1997, served as Executive Vice President and Chief Administrative Officer from July 1996 to January 1997 and has served as a director of the Company since April 1996. Mr. Snyder led the efforts to develop the Fremont Street Experience (FSELLC) from 1992 to July 1996, as it Chairman, President and Chief Executive Officer. He continues as Chairman of FSELLC. Mr. Snyder worked for First Interstate Bancorp (FIB) for 22 years, serving as Chairman and Chief Executive Officer of First Interstate Bank of Nevada from 1987 through 1991. He was involved in various entrepreneurial activities after leaving FIB, including co-founding BankWest of Nevada; Strategic Associates,

Inc.; Graphic Enterprises, Inc.; and FSELLC. He serves on the Boards of Directors of BankWest of Nevada, the Nevada Resort Association and the Las Vegas Convention and Visitors Authority, and several non-profit boards.

     Kenny C. Guinn served as a director of the Company from January 1994 until his resignation as a director in August 1997. The Company wishes to thank Mr. Guinn for his valuable contributions to the Company.

COMPENSATION OF DIRECTORS

     Each director who is not an employee of the Company currently receives an annual fee of $25,000, meeting fees of $1,000 per board meeting attended, $500 per committee meeting attended and related expenses for services as a director. Employee and non-employee directors participate in the Directors' Medical Reimbursement Plan, which covers medical expenses incurred by directors and their spouses that are not covered by other medical plans. During fiscal 1997, William S. Boyd, Robert L. Boughner, William R. Boyd, Marianne Boyd Johnson, Donald D. Snyder and Perry B. Whitt received reimbursement under this plan totaling $4,439, $47, $2,816, $61, $411 and $5,408, respectively. The Company also has a Directors' Non-Qualified Stock Option Plan under which each non-employee director receives an option to purchase 5,000 shares of the Company's Common Stock upon first joining the Board and receives an additional option to purchase 1,000 shares of the Company's Common Stock on the date of each succeeding annual meeting of stockholders so long as the director has served on the Board for the entire preceding year. Options are granted at fair market value on the date of grant and vest over four years from the date of grant.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has an Audit Committee and a Compensation and Stock Option Committee. The Board of Directors does not have a nominating committee. However, the Board of Directors will consider nomination recommendations from stockholders, which should be addressed to Charles E. Huff, Secretary, at the principal offices of the Company.

     The members of the Audit Committee are Philip Dion, Michael Maffie and Perry Whitt. The Audit Committee held three meetings during the fiscal year ended June 30, 1997. The functions of the Audit Committee include reviewing and supervising the financial controls of the Company, making recommendations to the Board of Directors regarding the Company's auditors, reviewing the books and accounts of the Company, meeting with the officers of the Company regarding the Company's financial controls, acting upon recommendations of the auditors and taking such further actions as the Audit Committee deems necessary to complete an audit of the books and accounts of the Company.

     The members of the Compensation and Stock Option Committee are Philip Dion, Michael Maffie, Billy McCoy and Warren Nelson. The Compensation and Stock Option Committee held four meetings during the year ended June 30, 1997. The Compensation and Stock Option Committee's functions include reviewing with management cash and other compensation policies for employees, making recommendations to the Board of Directors regarding compensation matters and determining compensation for the Chief Executive Officer. In addition, the Compensation and Stock Option Committee administers the Company's stock plans and, within the terms of the respective stock plan, determines the terms and conditions of issuances thereunder.

     The Board of Directors held a total of sixteen meetings during the fiscal year ended June 30, 1997. During such fiscal year, each director attended over 75% of the meetings of the Board and the committees of the Board on which he or she served that were held during the period he or she served.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On August 9, 1996, the Company, through a wholly-owned subsidiary, entered into an agreement to acquire a parcel of land in Reno, Nevada. The acquisition was consummated on August 16, 1996. Pursuant to the terms of the purchase agreement, the Company paid $6.0 million for the 100 acre parcel, such price having been based on an independent third-party MAI appraisal. William S. Boyd, Chairman and Chief Executive Officer of the Company and Warren L. Nelson, a director of the Company each owned a 17.5% interest in the partnership from which the Company acquired the land.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following table sets forth the cash compensation earned for services performed for the Company during the three fiscal years in the period ended June 30, 1997 by the Company's Chief Executive Officer, each of its other four most highly compensated executive officers, and two former executive officers who would have been one of the four other most highly compensated executive officers had they continued to be executive officers through the end of the fiscal year (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                               LONG TERM
                                                                              COMPENSATION
                                                                                 AWARDS
                                                                              ------------
                                                             ANNUAL            SECURITIES
                                                         COMPENSATION(1)       UNDERLYING     ALL OTHER
                                                      ---------------------   OPTIONS/SARS   COMPENSATION
        NAME AND PRINCIPAL POSITION           YEAR    SALARY($)   BONUS($)        (#)           ($)(2)
-------------------------------------------  ------   ---------   ---------   ------------   ------------
William S. Boyd............................   1997    1,000,000          0       200,000         5,601
  Chairman and Chief                          1996    1,000,000          0             0         7,865
  Executive Officer                           1995    1,000,000    574,137       140,000         5,706
Robert L. Boughner.........................   1997      525,000      7,875        50,000         5,601
  Executive Vice President and                1996      500,000     30,000             0         4,250
  Chief Operating Officer                     1995      400,000    115,680        40,000         5,706
Ellis Landau...............................   1997      367,500      5,513        35,000         5,340
  Executive Vice President, Treasurer,        1996      350,000     21,000             0         5,592
  and Chief Financial Officer                 1995      300,000     86,760        30,000         5,445
Donald D. Snyder...........................   1997      350,000      3,750        50,000         2,340
  President(3)
James W. Hippler...........................   1997      210,000      3,150        41,334(4)      5,340
  Senior Vice President,                      1996      200,000     12,000             0         5,592
  Administration                              1995      175,000     33,740         6,500         5,445
Maunty C. Collins(5).......................   1997      400,000     31,996       100,000(6)      5,340
  Senior Vice President --                    1996      375,000     22,500             0         5,705
  Director of Operations,                     1995      275,000     79,530        30,000         5,780
  Central Region
Ralph W. Purnell(7)........................   1997      335,000     27,236        35,000         5,340
  Senior Vice President --                    1996      335,000     77,385             0         6,650
  Director of Operations,                     1995      310,000     89,652        30,000         5,445
  Nevada Region

---------------
(1) The incremental cost to the Company of providing perquisites and other personal benefits during the last three fiscal years did not exceed, as to any named executive officer, the lesser of $50,000 or 10% of the total salary and bonus paid to such executive officer for any such year and, accordingly, is omitted from the table.

(2) Amounts represent the Company's Profit Sharing and 401(k) Plan contributions and payments of term life insurance premiums. In fiscal 1997, the Company's Profit Sharing and 401(k) Plan contributions were $3,000, $3,000, $3,000, $0, $3,000, $3,000 and $3,000 for Messrs. Boyd, Boughner, Landau, Snyder, Hippler, Collins and Purnell, respectively. In fiscal 1997, life insurance premium payments by the Company for Messrs. Boyd, Boughner, Landau, Snyder, Hippler, Collins and Purnell were $2,601, $2,601, $2,340, $2,340, $2,340,
    $2,340 and $2,340, respectively.

(3) Mr. Snyder has been an executive officer of the Company since July 1996 and has served as President since January 1997. Prior to Mr. Snyder's employment with the Company, he served as a consultant and received options to purchase 45,000 shares of Common Stock in fiscal 1996.

(4) 16,334 shares represent options previously awarded and repriced in 1997.

(5) Mr. Collins was an executive officer of the Company until March 27, 1997.

(6) 65,000 shares represent options previously awarded and repriced in 1997.

(7) Mr. Purnell was an executive officer of the Company until March 27, 1997. Mr. Purnell retired as the Company's Senior Vice President, Director of Operations, Nevada Region, on June 30, 1997. Mr. Purnell subsequently entered into a Consulting Agreement with the Company pursuant to which he receives annual compensation of $115,000 per year for a 3 year period and continued insurance coverage. In connection with his Consulting Agreement, Mr. Purnell received a fully-vested option to purchase 30,000 shares of Common Stock at an exercise price of $5.75 per share.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS                        POTENTIAL REALIZABLE
                           -----------------------------------------------------------         VALUE AT
                                           % OF TOTAL                                    ASSUMED ANNUAL RATES
                            NUMBER OF     OPTIONS/SARS                                      OF STOCK PRICE
                            SECURITIES     GRANTED TO     EXERCISE                         APPRECIATION FOR
                            UNDERLYING    EMPLOYEES IN       OR                             OPTION TERM(2)
                           OPTIONS/SARS      FISCAL      BASE PRICE      EXPIRATION      --------------------
          NAME              GRANTED(#)      YEAR(1)       ($/SHARE)         DATE          5%($)      10%($)
-------------------------  ------------   ------------   -----------   ---------------   --------   ---------
William S. Boyd..........      50,000         1.80           11.50          8/28/06       361,614     916,402
                              150,000         5.39           8.375         12/20/06       790,049   2,002,139
Robert L. Boughner.......      50,000         1.80           8.375         12/20/06       263,350     667,380
Ellis Landau.............      35,000         1.26           8.375         12/20/06       184,345     467,166
Donald D. Snyder.........      50,000         1.80           8.375         12/20/06       263,350     667,380
James W. Hippler(3)......      25,000         0.90           8.375         12/20/06       131,675     333,690
                               12,000         0.43            5.75         10/14/03        25,138      57,591
                                4,334         0.16            5.75          4/21/05        11,692      27,916
Maunty C. Collins(4).....      35,000         1.26           8.375         12/20/06       184,345     467,166
                               45,000         1.62            5.75         10/14/03        94,267     215,965
                               20,000         0.72            5.75          4/21/05        53,957     128,824
Ralph W. Purnell.........      35,000         1.26           8.375         12/20/06       184,345     467,166

---------------

(1) Based on options for 2,783,671 shares granted to employees of the Company and its affiliates in the fiscal year ended June 30, 1997. The options shown as granted during such fiscal year included options for 1,277,971 shares granted in previous years that were repriced June 2, 1997. All options granted, except as specifically noted, had ten year terms and vest ratably over three years.

(2) The potential realizable value is calculated based on the term of the option at its time of grant (10 years). It is calculated by assuming that the stock price appreciates at the indicated rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the option holder is possible unless the stock price increases over the exercise price during the term of the option.

(3) The option grants for 12,000 and 4,334 shares represent options granted in prior years that were repriced in 1997. Pursuant to the terms of the repricing, the optionee received a repriced option for half of the shares covered by his original $17.00 option and a repriced option for two-thirds of the shares covered by his original $13.625 option. Although options originally priced at $17.00 were fully vested at the time of repricing and two-thirds of the shares originally priced at $13.625 were vested, all repriced options will not become exercisable until December 31, 1998.

(4) The grants of options for 45,000 and 20,000 shares represent options granted in prior years and repriced in 1997 on the terms discussed in (3) above.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTION/SAR VALUES

                                                                          NUMBER OF
                                                                          SECURITIES            VALUE OF
                                                                          UNDERLYING          UNEXERCISED
                                                                         UNEXERCISED          IN-THE-MONEY
                                                                       OPTIONS/SARS AT      OPTIONS/SARS AT
                                         SHARES                       FISCAL YEAR-END(#)   FISCAL YEAR-END($)
                                       ACQUIRED ON       VALUE           EXERCISABLE/         EXERCISABLE/
                NAME                   EXERCISE(#)    REALIZED($)       UNEXERCISABLE       UNEXERCISABLE(1)
-------------------------------------  -----------   --------------   ------------------   ------------------
William S. Boyd......................       0               0           618,334/246,666            0/0
Robert L. Boughner...................       0               0            176,667/63,333            0/0
Ellis Landau.........................       0               0            140,000/45,000            0/0
Donald D. Snyder.....................       0               0             15,000/80,000            0/0
James W. Hippler.....................       0               0                  0/41,334            0/0
Maunty C. Collins....................       0               0                 0/100,000            0/0
Ralph W. Purnell.....................       0               0            125,000/45,000            0/0

---------------
(1) Value is based on the closing price of the Company's Common Stock on the New York Stock Exchange on June 30, 1997 ($5.75), less the exercise price.

                 REPORT OF COMPENSATION COMMITTEE ON REPRICING

     The Company's employee stock option plans are intended to encourage Company employees, through their individual efforts, to improve the Company's overall performance and to promote profitability by providing them an opportunity to participate in the increased value they help create. The Compensation and Stock Option Committee (the "Committee") of the Board of Directors determined, based upon the recommendations of senior management and an outside compensation consultant, that the imbalance between the exercise prices under many of the stock options then outstanding (equal to the respective market prices for the Common Stock at the times they were granted) and the lower market price that prevailed for the Common Stock was not an incentive for the employees holding such options to exert their best efforts to achieve the Company's long-term goals. To restore that incentive, the Committee repriced certain outstanding non-qualified employee stock options covering 1,277,971 shares and with exercise prices ranging from $13.25 to $17.00 per share (excluding options held by the Board of Directors, and the Company's most senior executives comprised of William S. Boyd, Robert L. Boughner, William R. Boyd, Marianne Boyd Johnson, Ellis Landau, Keith Smith and Donald D. Snyder). The repriced options have exercise prices of $5.75 per share, the fair market value on June 2, 1997, the date of the repricing. Under the terms of the repricing, the optionee received a repriced option for half of the shares covered by his original $17.00 option and a repriced option for two-thirds of the shares covered by his original $13.625 or $13.25 option. Although options originally priced at $17.00 were fully vested at the time of repricing and two-thirds of the shares originally priced at $13.625 and $13.25 were vested, all repriced options will not become exercisable until December 31, 1998. Except as disclosed above, each new option continues to be governed by the same terms as applied to the prior option.

                                   Michael O. Maffie
                                   Billy G. McCoy
                                   Warren L. Nelson
                                   Members, Compensation and
                                   Stock Option Committee

     The following chart describes all repricings of options held by an executive officer during the complete fiscal years subsequent to the date on which the Company became a reporting company.

                           10-YEAR OPTION REPRICINGS

                               NUMBER OF                                                       LENGTH OF
                               SECURITIES     MARKET PRICE                                  ORIGINAL OPTION
                               UNDERLYING     OF STOCK AT    EXERCISE PRICE                 TERM REMAINING
                              OPTIONS/SARS      TIME OF        AT TIME OF                     AT DATE OF
                              REPRICED OR     REPRICING OR    REPRICING OR   NEW EXERCISE    REPRICING OR
        NAME           DATE   AMENDED(#)(1)   AMENDMENT($)    AMENDMENT($)     PRICE($)        AMENDMENT
--------------------- ------  ------------   --------------  --------------  ------------  -----------------
James W. Hippler..... 6/2/97     12,000           5.75            17.00          5.75       6 years 134 days
                      6/2/97      4,334           5.75           13.625          5.75       7 years 323 days

Charles Huff......... 6/2/97      2,250           5.75            17.00          5.75       6 years 134 days
                      6/2/97        800           5.75           13.625          5.75       7 years 323 days

Maunty C.
  Collins(2)......... 6/2/97     45,000           5.75            17.00          5.75       6 years 134 days
                      6/2/97     20,000           5.75           13.625          5.75       7 years 323 days

---------------

(1) Under the terms of the repricing, the optionee received a repriced option for half of the shares covered by his original $17.00 option and a repriced option for two-thirds of the shares covered by his original $13.625 option. Although options originally priced at $17.00 were fully vested at the time of repricing and two-thirds of shares originally priced at $13.625 were vested, all repriced options will not become exercisable until December 31, 1998.

(2) Mr. Collins was an executive officer of the Company until March 27, 1997.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE ON EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Stock Performance Graph which follows shall not be deemed to be incorporated by reference into any such filings.

     The Committee reviews with management cash and other compensation policies for employees, makes recommendations to the Board of Directors regarding compensation matters and determines the compensation for the Chief Executive Officer. In addition, the Committee administers the Company's stock plans and, within the terms of the respective stock plan, determines the terms and conditions of issuances thereunder. The Chief Executive Officer establishes the compensation of the other executive officers of the Company, including the named executive officers after consultation with the Committee using the guidelines and ranges set by the Committee.

  Compensation Policies

     The Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual objectives and long-term goals, reward above-average corporate performance, recognize individual initiative and achievements and assist the Company in attracting and retaining qualified executives. Guidelines and ranges for the compensation of the executive officers and compensation of the Chief Executive Officer are generally set at levels that the Committee believes to be competitive with others in the Company's industry, based on public information with respect to compensation paid by leading casino hotel companies including, but not limited to, companies in the peer group in the Stock Performance Graph contained herein. Companies are selected for the purpose of comparing compensation practices on the basis of a number of factors relative to the Company, such as their size and complexity, the nature of their businesses, the regions in which they operate, the structure of their compensation programs and the availability of compensation information.

     There are three primary elements in the Company's executive compensation program:

     - Base salary

     - Bonus

     - Stock options

     The guidelines and ranges for the base salaries of the Company's executive officers are generally set at a level which the Committee believes to be competitive with base salaries paid by leading casino hotel companies including, but not limited to, companies in the peer group in the Stock Performance Graph contained herein. Individual base salaries are established based on an executive officers' historical contribution and future importance to the Company and other subjective factors, without assigning a specific weight to individual factors.

     Bonuses are paid pursuant to an executive bonus plan in which certain management personnel at the individual properties and at the corporate level participate. The Chief Executive Officer does not participate in this plan. Bonus awards are set as a percentage of base salary, with the specific percentage determined by the person's position within the Company so that highly compensated executives receive a relatively larger percentage of their total compensation in bonuses dependent on performance. The award of bonuses is dependent on the achievement of specified goals. The achievement of quantitative goals at the department, property and corporate levels is the primary factor in determining bonuses and such goals are tied to the achievement of specified earnings and other performance targets.

     The Company believes that a significant component of the compensation paid to the Company's executives over the long term should be derived from stock options. The Company strongly believes that stock ownership in the Company is a valuable incentive to executives and that the grant of stock options to them serves to align their interests with the interests of the stockholders as a whole and encourages them to manage the Company in its best long-term interests. The Committee determines whether to grant stock options, as well as the amount of the grants, based on a person's position within the Company.

  Compensation of Chief Executive Officer

     In establishing the Chief Executive Officer's overall compensation, the Committee considered a number of factors, including the record of leadership and service provided by the Chief Executive Officer since co-founding California Hotel and Casino, the Company's predecessor and now one of its subsidiaries, in 1973; the identification of the Company with the Chief Executive Officer by the Company's employees, the financial community and the general public; and the recognition by the Committee and others in the gaming industry of the importance of his leadership, creativity and other personal attributes to the Company's continued success. The Committee has not found it practicable to, and has not attempted to, assign relative weights to the specific factors considered in determining the Chief Executive Officer's compensation. Consistent with the Company's overall executive compensation program, the Chief Executive Officer's compensation is composed of base salary, bonus and stock options. The Chief Executive Officer's base salary remained unchanged during the prior fiscal year. Among the factors considered by the Committee in reaching this decision were the reluctance of the Chief Executive Officer to receive, and of the Committee to award, base salary that is not deductible for tax purposes and the opportunity available to the Chief Executive Officer for additional incentive compensation.

     The Chief Executive Officer was the only executive officer who participated in the 1996 Executive Management Incentive Plan approved by the Company's stockholders in 1995. The Management Incentive Plan provides for annual incentive awards to certain of the Company's key executives who are "covered employees" within the meaning of Section 162(m) of the Internal Revenue Code and is administered by the Committee. In determining awards to be made under the Management Incentive Plan, the Committee may approve a formula based on one or more objective criteria to measure corporate performance. Performance criteria must include one or more of the following: the Company's pre- or after-tax earnings, revenue growth, operating income, operating cash flow, return on net assets, return on stockholders' equity, return on assets, return on capital, share price growth, stockholder returns, gross or net profit margin, earnings per share, price per share and market share. The annual maximum amount of cash compensation payable to a participant under the Management Incentive Plan is $2,000,000 per year. No bonus was granted to Mr. Boyd for fiscal 1997 because the established performance target was not achieved.

Policy Regarding Deductibility of Compensation for Tax Purposes -- Compliance With Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the Company's Chief Executive Officer or any of the other four most highly compensated executive officers. Qualifying performance-based compensation, such as the 1996 Executive Management Incentive Plan, will not be subject to the deduction limit if certain requirements are met. The Company has structured the performance-based portion of the compensation of its executive officers in a manner that is designed to comply with the exceptions to the deductibility limitations of Section 162(m).

                                          Michael O. Maffie
                                          Billy G. McCoy
                                          Warren L. Nelson
                                          Members, Compensation
                                          and Stock Option
                                          Committee

COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Perry B. Whitt, a former member of the Compensation and Stock Option Committee who served on the Committee during part of the prior fiscal year, is a former executive officer of the Company and California Hotel and Casino.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the "Commission"). Such officers, directors and 10% stockholders are also required by the Commission rules to furnish the Company with copies of all
Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, the Company believes that during fiscal 1996, all
Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were complied with, except that Marianne Boyd Johnson filed one late Form 4 with respect to an open market purchase by her spouse of 700 shares of common stock.

STOCK PERFORMANCE GRAPH

     The performance graph below compares the cumulative total stockholder return of the Company with the cumulative total return of a peer group consisting of Aztar Corporation, Circus Circus Enterprises, Inc., Grand Casinos, Inc., Mirage Resorts, Incorporated, Harrah's Entertainment, Inc. (formerly The Promus Companies Incorporated), Showboat, Inc. and Station Casinos, Inc. and the cumulative total return of the Standard & Poor's 500 Stock Index ("S&P 500"). The performance graph assumes that $100 was invested in the Company's initial public offering, on October 15, 1993, in common stock of the selected peer group, and in the S&P 500. In accordance with guidelines of the Securities and Exchange Commission, the stockholder return for each company in the peer group index has been weighted on the basis of market capitalization as of the beginning of the period. The stock price performance shown in this graph is neither necessarily indicative of, nor intended to suggest, future stock price performance.

                     COMPARISON OF CUMULATIVE TOTAL RETURN

          AMONG BOYD GAMING CORPORATION, A PEER GROUP AND THE S&P 500

                                                  STANDARD &
      MEASUREMENT PERIOD          BOYD GAMING     POOR'S 500
    (FISCAL YEAR COVERED)         CORPORATION     STOCK INDEX     PEER GROUP
    ---------------------         -----------     -----------     ----------
10/15/93                                  100             100            100
6/30/94                                  86.8            94.6           55.7
6/30/95                                 100.0           116.0           84.9
6/30/96                                  88.2           142.8          104.0
6/30/97                                  33.8           188.5           73.8

                                 PROPOSAL NO. 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Deloitte & Touche LLP has served as the independent auditors of the Company and California Hotel and Casino since 1981 and has been appointed by the Board of Directors to continue as the independent auditors of the Company for the fiscal period ending December 31, 1997. In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, the Board of Directors will review its future selection of auditors. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement and will be able to respond to appropriate questions.

     THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE PERIOD ENDING DECEMBER 31, 1997.

                             STOCKHOLDER PROPOSALS

     Stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of the Company consistent with Rule 14a-8 promulgated under the Exchange Act. Proposals of stockholders intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Company (Attention: Charles E. Huff, Secretary, at the principal offices of the Company), no later than February 15, 1998, for inclusion in the Board's proxy statement and form of proxy for that meeting. Please note that the date for proposals is significantly earlier than in prior years. The Company has changed its fiscal year to a calendar year and the 1998 Annual Meeting is scheduled to be held in May 1998.

                                 OTHER MATTERS

     The Board of Directors currently knows of no other business which will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.

     A FORM OF PROXY IS ENCLOSED FOR YOUR USE. PLEASE MARK, DATE, SIGN AND PROMPTLY RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE. IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY AND THAT YOUR SHARES BE REPRESENTED.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          [SIG]

                                          WILLIAM S. BOYD
                                          Chairman of the Board
                                          and Chief Executive Officer

October 14, 1997
Las Vegas, Nevada

                                                                   Appendix A

PROXY                                                                   PROXY


                            BOYD GAMING CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON NOVEMBER 13, 1997

        The undersigned hereby appoints William S. Boyd and William R. Boyd (collectively, the "Proxies"), or either of them, each with the power of substitution, to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders (the "Annual Meeting") of Boyd Gaming Corporation, a Nevada corporation (the "Company"), to be held on Thursday, November 13, 1997, at 11:00 a.m. local time, at the Stardust Resort and Casino, 3000 Las Vegas Boulevard South, Las Vegas, Nevada 89109, and at any adjournments or postponements thereof. SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR THE ELECTION OF THE NOMINEES LISTED BELOW AND FOR PROPOSAL 2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

        The Board of Directors recommends a vote FOR the election of Directors and FOR Proposal 2.


          SEE REVERSE SIDE: IF YOU WISH TO VOTE IN ACCORDANCE WITH THE
         BOARD OF DIRECTORS' RECOMMENDATIONS, JUST SIGN AND DATE ON THE
                   REVERSE SIDE. YOU NEED NOT MARK ANY BOXES.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                        Please mark
                                                        your votes as
                                                        indicated in     [X]
                                                        this example

1.  Election of Directors:

    (INSTRUCTIONS: To withhold authority to vote for any nominee, print that nominee's name in the space provided below.)

                FOR                                     WITHHOLD
         the nominees listed                            AUTHORITY
       below (except as marked                         to vote for
        to the contrary below)                    nominees listed below.

                [ ]                                         [ ]

    Class III: Robert L. Boughner, Marianne Boyd Johnson and Billy G. McCoy


    _______________________________________________________________________


2. To ratify the appointment of Deloitte & Touche LLP as the independent auditors for the Company for the fiscal period ending December 31, 1997.

                    FOR             AGAINST         ABSTAIN

                    [ ]               [ ]             [ ]

               PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
                  PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.


(Signature)  _____________________________________________________

(Signature, if jointly held)  ____________________________________

DATE:  _____________________, 1997

Please sign exactly as your name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized person. If a partnership, please sign in full partnership name by authorized person.




-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE